Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated March 8, 2012

Relating to the Preliminary Prospectus dated March 1, 2012

File No. 333-179839

DE INTERNATIONAL HOLDINGS B.V.*

This free writing prospectus is being filed to advise you of a media publication (the “Article”), attached as Appendix A, that appeared on Reuters.com on March 2, 2012. The Article references a proposed public offering (the “Offering”) of securities by DE International Holdings, B.V. (referred to in this filing as “we,” “us” or the “Company”), which is covered by the Registration Statement on Form F-1 (File No. 333-1179839) (the “Registration Statement”), that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, on March 1, 2012.

The Article reported on certain statements regarding the Offering made by Michiel Quarles van Ufford. The Article was not prepared or reviewed by the Company or any other Offering participant prior to publication. Reuters.com is not affiliated with the Company, and no payment was made nor was any consideration given to Reuters.com by or on behalf of the Company or any other participant in the Offering in connection with the Article.

Statements in the Article that are not attributed directly to Michiel Quarles van Ufford or based on, or derived from, the Company’s public filings with the SEC represent the author’s or others’ opinions, and are not endorsed or adopted by the Company.

You should consider statements in the Article only after carefully evaluating all of the information in the preliminary prospectus contained within the Registration Statement and the final prospectus to be subsequently filed with the SEC. In particular, you should carefully read the risk factors described in such preliminary prospectus and in such final prospectus. The Registration Statement has not been declared effective by the SEC, and the information contained therein, including information in the preliminary prospectus, is subject to change prior to the Registration Statement becoming effective and the filing of the final prospectus with the SEC.

Forward-Looking Statements

This free writing prospectus contains certain forward-looking statements. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Any forward-looking statement is based on information current as of the date on which such statement was made and speaks only as of such date, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. You should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by writing to DE International Holdings at:

DE International Holdings, Attn: Investor Relations, Vleutensevaart 100, Utrecht, 3532 AD, The Netherlands or by sending an email to coffeeteaco@saralee.com.

*	The registrant will convert from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) to a public company with limited liability (naamloze vennootschap) prior to the completion of the separation.

Appendix A

Sara Lee’s coffee arm eyes Dutch listing by June

Fri, Mar 2 2012

By Roberta Cowan

AMSTERDAM (Reuters) - Food and drink maker Sara Lee Corp. (SLE.N: Quote, Profile, Research, Stock Buzz) expects the spin-off of its coffee and tea business, which will move to the Netherlands, to be completed by the end of June, it said on Friday.

Sara Lee has said it will split itself into a North American meat company, with brands including Hillshire Farm deli meat and Jimmy Dean sausages, and a European-based international coffee and tea company, encompassing such brands as Douwe Egberts and Pickwick.

The coffee and tea business, DE International Holdings NV, will be renamed and relocated to Utrecht and is expecting to list on the Amsterdam stock exchange (NYX.N: Quote, Profile, Research, Stock Buzz) by the middle of 2012, Sara Lee said.

Each Sara Lee share will be split into two, one for the meat and one for the coffee business, according to Sara Lee spokesman Quarles van Ufford.

Separately, DE International filed a preliminary prospectus at the U.S. Securities and Exchange Commission dated March 1, saying its Amsterdam offering would be up to $4.6 billion worth of ordinary shares.

The coffee and tea business reported 2.6 billion euros in 2011 sales, according to the SEC filing.

In a separate statement Sara Lee said it would pay $3 as dividend to its shareholders soon after the divestment of its coffee and tea business and that at the time of the spin-off, Sara Lee expects to have total debt of about $1.7 billion and $300 million in cash.

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